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                                                                   EXHIBIT 10.22

                         INSIGHT HEALTH SERVICES CORP.
                       4440 Von Karman Avenue, Suite 320
                        Newport Beach, California 92660


                                March 28, 1996


Mr. Anthony J. LeVecchio
The James Group
4975 Preston Park Blvd., Suite 150
Plano, Texas  75093

     Re:  Consulting Agreement with Insight Health Services Corp. ("Company")

Dear Tony:

This letter is to confirm our agreement that, commencing upon the closing date of the Merger contemplated by that certain Agreement and Plan of Merger dated as of February 26, 1996 by and among InSight Health Services Corp. (the "Company), American Health Services Corp., AHSC Acquisition Company, Maxum Health Corp. ("Maxum"), and MXHC Acquisition Company (the "Effective Date"), you will be retained by the Company for your acquisition, financing and other consulting activities on behalf of the Company that may be assigned to you from time to time by the Board of Directors of the Company. You will be compensated at the rate of $7,083.33 monthly, payable at the beginning of each calendar month in advance. We agreed that your time commitment in connection with these consulting activities will track your time commitment on similar activities performed for Maxum prior to entering into this Agreement. This Agreement shall supersede all prior agreements concerning such consulting activities between you and Maxum or any affiliate of Maxum, including your most recent consulting agreement between yourself and Maxum.

The Company shall indemnify you against, and shall advance expenses incurred by you in the investigation and defense of, any claim, including any liabilities, damages, fines, penalties or other costs or expenses (including reasonable attorneys' fees) incurred in connection therewith, arising out of or related to your consulting activities under this Agreement to the fullest extent permitted by applicable law, the Company's Certificate of Incorporation or the Company's Bylaws; provided, that, you shall not be entitled to indemnification pursuant to
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this Agreement in connection with any claim initiated by you against the Company or any director, officer or employee of the Company, unless the Company has joined in or consented to the initiation of such claim.

This agreement may be terminated upon thirty (30) days written notice by either party, provided, that, the provisions of the previous paragraph relating to
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indemnification shall survive indefinitely.
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If the above accurately sets forth our understanding, please execute the enclosed copy of this letter and return the same to me.

                                  Sincerely,

                                  INSIGHT HEALTH SERVICES CORP.



                                  By: /s/ Frank E. Egger
                                     -----------------------------------------
                                     Frank E. Egger
                                     Chairman of the Board


Agreed to and Accepted as of the
Date First Set Forth Above:


  /s/ Anthony J. LeVecchio
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Anthony J. LeVecchio